Exhibit 99.1

NEWS RELEASE

Timken Announces Proposed Offering

of $300 Million in Senior Notes Due 2024

NORTH CANTON, Ohio: Aug. 13, 2014 — The Timken Company (NYSE: TKR) today announced it is planning an offering of $300 million in aggregate principal amount of senior notes due 2024 (the “Notes”).

A portion of the net proceeds from this offering will be used to repay the $250 million aggregate principal amount outstanding at maturity on the company’s 6 percent unsecured senior notes due September 2014. The remaining proceeds will be used for general corporate purposes.

The Notes offering will be made in a private transaction that is exempt from the registration requirements of the Securities Act of 1993 (the “Securities Act”). Within the United States, the Notes will only be offered to investors who are “qualified institutional buyers,” as defined in Rule 144A under the Securities Act. Outside the United States, the Notes will only be offered to investors who are persons other than “U.S. persons,” as defined in Rule 902 under the Securities Act, in offshore transactions in reliance upon Regulation S under the Securities Act.

The Notes have not been registered under the Securities Act or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. Timken intends to enter into a registration rights agreement in connection with the Notes offering pursuant to which Timken will file a registration statement covering the exchange or the resale of the Notes.

This press release is neither an offer to sell nor the solicitation of an offer to buy the Notes or any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About The Timken Company

The Timken Company (NYSE: TKR) engineers, manufactures and markets Timken® bearings, transmissions, gearboxes, chain, and related products, and offers a spectrum of power system rebuild and repair services around the world. Timken has a global team of 17,000 people and posted $3 billion in sales in 2013 (excluding Steel business sales).

Media Contact:	Investor Contact:
Gloria Irwin	Steve Tschiegg
Communications Manager	Director – Capital Markets & Investor Relations
4500 Mount Pleasant St. N.W.	4500 Mount Pleasant St. N.W.
North Canton, OH 44720 U.S.A.	North Canton, OH 44720 U.S.A.
Telephone: 234.262.3514	Telephone: 234.262.7446
mediarelations@timken.com	steve.tschiegg@timken.com